Exhibit 10.6

Agreement on transfer of property and property

Contract No.: 2R2020003

The Parties to the Contract:

Party A (Transferor): Wuxi Tian ‘an Smart City Real Estate Co., LTD

Registered address: 1-1105 Tian ‘an Smart City, No. 228 Linghu Avenue, Xinwu District, Wuxi

Unified Social Credit Code: 91320214697921482Q

Legal representative: Zheng Hongquan
Tel: 0510-81170000

Address: 1-1105, Tian ‘an Wisdom City, No. 228, Linghu Avenue, New District, Wuxi City Post Code: 214135

Entrusted agent of Party A: Contact number: 0510-82708150

Address: 1-1105 Tian ‘an Wisdom City, No. 228 Linghu Avenue, New District, Wuxi City Post Code: 214135

Entrusted Agency of Party A:

Registered Address:
Business License Registration Number:

Legal Representative: Tel:

Address: Postal Code:

Party B (Assignee) :Jiangsu Huhu Electromechanical Technology Co., LTD

(The assignee is a natural person)

Nationality: Contact Number:

Document Name: Document Number:

Address: Postal Code:

(The following is for the assignee is a legal person to fill in)

Registered address: Unified Social Credit Code:

Legal Representative: Wang Ying Lai Tel:18112388986

Address: 10-1314 Shenzhen-Hong Kong Metropolitan Plaza, Xinwu District, Wuxi City Postal code: 214135

(Complete below for transferee)

Entrusted agent of Party B: Contact Number:Address: Postal Code:

Party B’s entrusted agency:

Registered Address: Business License Registration No. :

Legal Representative: Tel:

Address: Postal Code:

In accordance with the Contract Law of the People’s Republic of China and other relevant laws and regulations, Party A and Party B, on the basis of equality, voluntariousness and consensus, enter into the following agreement concerning the transfer of real estate:

Article 1 Basis of Project construction

Party A signed No. 3202032010CR0023 Contract for the Assignment of the Use Right of State-owned Construction Land with the Bureau of Land and Resources of Wuxi City, Jiangsu Province of the People’s Republic of China. To acquire the land use right of lot No. 6-012-001-015 in Wuxi (Taihu) International Science and Technology Park TKY-GY-B-03(south of Gaolang Road and north of Guanshan Road) by means of transfer. The number of the Certificate of the Use of State-owned Land of the People’s Republic of China is Xixin State Use (2010) No. 1198.

The land area of the land parcel is 106,960.5 square meters, and the land use is industrial land for research and development. The land use period is from February 12, 2010 to April 29, 2060.

Party A has been approved to build industrial buildings for research and development on the above land parcel, named as Tian ‘an Smart City. The number of Construction Land Planning License is Jian Character No. 3202012010X0068, and the number of Construction Engineering Planning License is Jian Character No. 3202012010X0329. The number of Construction Project Planning Permit is 3202992011041900001A.

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Article 2 Conditions of house transfer

Party B confirms that the facts and relevant documents mentioned above are correct, has fully understood the Tian ‘an Smart City Project, and has fully understood the specific conditions of the premises to be transferred by Party A (including location, orientation, building distance, structure, storey height, land use, etc.), and voluntarily buys and accepts the premises.

Article 3 Basic information of the premises transferred by Party B

Party A shall transfer the following premises (hereinafter referred to as “the premises”, whose floor plan is shown in Appendix I to this Contract) to Party B for the association In the items specified in Article 1:

3 Building no. 12 layer 1208 Room, the use of the house for the section grind do state-owned , The building where the house is located is framed The frame Structure, a layer of high for 6 Rice, standard layer layer is 3.8 Rice, the building floors are on the ground 1 2 Layer, underground1 layer. The house has a floor area of. 356.12 square meter.

Article 4 Valuation method and price

Party A and Party B agree that the price of the premises shall be calculated as follows:

Party A and Party B agree through negotiation to calculate the transfer price according to the floor area of the house, and the transfer unit price of the house is RMB per square meter of floor area 6550 Yuan, the agreed floor area of the house is. 356.12 Square meters, the total transfer price of the house is RMB2332586.

Article 5 Confirmation of area and settlement of area difference

According to the valuation method of the premises, this Article provides that the area confirmation and area difference treatment shall be based on the building area (referred to as the area in this article).

If there is any difference between the building area of the building as stipulated in Article 3 of this Agreement and the measured result of the surveying and mapping institution designated by the government department (i.e. the final registered area of property rights), the measured result of the government department shall prevail.

After the delivery of the premises, if there is any difference between the measured area and the area agreed herein, both parties agree to settle the housing price according to the corresponding unit price in Article 4 hereof, with more refund and less compensation (If the measured area is less than the area agreed herein, Party A shall timely return the excess housing price to Party B; if the measured area is greater than the area agreed herein, Party B shall timely make up the insufficient housing price to Party A. Without any interest). If Party B has not paid off the house payment when the measured result of the floor area of the house used for title registration is produced, both parties shall settle the settlement when Party B pays the last installment of house payment.

Article 6. Terms of payment and the term of payment

Party A and Party B agree that Party B shall pay for the house payment according to the following schedule. Party B’s payment method shall be check, draft or cash, including check and remittance

The payment date of the ticket to Party B is the actual payment date of Party A, and the payment period is as follows:

Party B shall, in 2020 year 5 mon 1 A few days ago, pay the first phase of the house money 933038 Yuan (in words: RMB nine ten three ten thousand three thousand zero three ten eight first whole );

Party B shall 2020 year 11 mon 1 A few days ago, pay the second phase of the house money 349887 Yuan (in words; RMB 3 ten four ten thousand nine thousand eight hundred eight ten seven first whole );

Party B shall, 2021 year 5 mon 1 A few days ago, pay the third phase of the house money 349887 Yuan (in words: RMB thirty yuan four ten thousand nine thousand eight hundred eight ten seven first whole );

Party B shall 2021 year 11 mon A few days ago, pay the fourth phase of the house money 349887 Yuan (in words: RMB thirty four ten thousand nine thousand eight hundred eight ten seven first whole );

Party B shall respond in 2022 year 5 mon 1 A few days ago, pay the fifth house money 349887 Yuan (in words; RMB three ten four ten thousand nine thousand eight hundred eight ten seven first whole );

Each time Party A receives the house payment paid to Party B, it shall issue a receipt of the corresponding amount to Party B. Party B shall complete all the payments stipulated in this article

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After the payment, Party B shall return all the receipts issued by Party A to Party A and exchange the transfer invoice of the house, otherwise the premises issued by the relevant departments

The transfer invoice shall be temporarily kept by Party A.

Article 7 Party B’s liability for breach of contract for overdue payment

If Party B fails to make payment within the time specified in this Agreement, it shall be dealt with separately according to the overdue time (without adding up) :

1. Within 90 days (including 90 days), from the first day of the due date set forth in this Agreement to the date on which the due date is actually paid in full, Party B shall pay Party A the corresponding interest within the overdue period calculated at the one-year loan interest rate (subject to the one-year loan benchmark interest rate published by the People’s Bank of China on the date of payment) as liquidated damages, and the Agreement shall continue to be performed.

2. If the delay exceeds 90 days, Party A shall have the right to terminate the Agreement and refund the amount already paid by Party B within 60 days after the termination of the Agreement, provided that Party A shall have the right to deduct 10% of the total transfer price of the House as Party B’s liquidated damages. If the amount already paid by Party B is less than 10%, Party B shall make up for it. If Party B is willing to continue to perform this Agreement and Party A agrees, the Agreement may continue to perform this Agreement from the first day of the due date set forth in this Agreement to the date when the due date is actually paid in full. Party B shall pay Party A the corresponding interest within the overdue period calculated at the one-year loan interest rate (subject to the one-year loan benchmark interest rate published by the People’s Bank of China on the date of payment) as a penalty, which shall be limited to 10% of the total transfer price of the premises.

In this article, the overdue amount refers to the difference between the payment due in installments according to Article 6 of this Agreement and the actual payment made in that period.

If the premises have been delivered to Party B when Party A rescinds this Agreement, Party B shall return the premises to Party A in its original condition within 30 years, and Party A shall demolish the premises without compensation. Party B shall pay Party A the occupancy fee during the actual period of use according to the market rent, and Party A shall have the right to directly deduct the occupancy fee from the payment already made by Party B.

Article 8 Term of Delivery

Under the condition that Party B has paid off the amount payable on time, Party A agrees to pay in May 1, 2020. In accordance with the relevant provisions of the state and local people’s governments, they will have it warp component designated time examine put away close rattle The premises shall be delivered to Party B for use. Party B shall receive from Party A

After the notice, it shall go through the house handover procedures with Party A in accordance with the relevant provisions of Article 11 hereof.

Article 9 Party A’s liability for breach of contract if the delivery is delayed

If Party A fails to deliver the premises to Party B within the time limit stipulated in this Agreement, Party A shall deal with Party B separately according to the overdue time (without adding up) :

1. Within 90 days (including 90 days), from the first day of the deadline set forth in Article 8 of this Agreement to the actual date of delivery, Party A shall pay Party B the corresponding interest calculated at the one-year loan interest rate (subject to the one-year loan benchmark interest rate published by the People’s Bank of China on the date of the final delivery) as liquidated damages. The Agreement shall continue to be performed.

2. Party B shall have the right to rescind this Agreement after the delay exceeds 90 days.If Party B rescinds this Agreement, Party A shall refund all the money paid and pay 10% of the total transfer price to Party B as liquidated damages within 15 days after Party B’s notice of rescission arrives.If Party B is willing to continue to perform the Agreement and the Agreement continues to perform, Party A shall, from the first day of the deadline set forth in Article 8 of this Agreement to the actual date of delivery, pay Party B the corresponding interest within the overdue period calculated at the one-year loan interest rate (subject to the one-year loan benchmark interest rate published by the People’s Bank of China on the date of the final delivery) as the penalty. The interest penalty shall be limited to 10% of the total transfer price of the premises.

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Article 10 Agreement on alteration of planning and design

If the planning changes approved by the planning department and the design changes approved by the design unit result in the following affecting the quality or use function of the premises transferred to Party B, Party A shall notify Party B in writing within 15 days after the approval of the relevant departments.

1. The structural form of the premises;

2. The housing type, space dimension and orientation of the house.

Party B has the right to give a written reply on whether to check out or not within 15 days after the arrival of the notice. If Party B fails to give a written reply within 15 days after the arrival of the notice, it shall be deemed to have accepted the change. If Party A fails to notify Party B within the prescribed time limit, Party B has the right to check out.

If Party B checks out, Party A shall refund all the payment made within 15 days after Party B requests to check out, and pay the interest at the one-year loan benchmark rate published by the People’s Bank of China on the date when Party B requests to check out.If Party B does not check out, it shall enter into a supplementary agreement with Party A.

Article 11 House Handover

When the premises meet the delivery conditions, Party A shall notify Party B in writing to settle in. Party B shall go to the place designated by Party A to complete the handover procedures within the period of the notice, and Party B can start the interior decoration.

If Party B fails to complete the handover procedures within the time limit notified by Party A, the premises shall be deemed to have been delivered to Party B on the expiration of the notice period, and Party B shall bear any expenses and losses caused by the delay in the handover.

Party B shall be responsible for the risks of the Premises from the date of delivery (including deemed delivery) of the Premises.

Article 12 Party A guarantees that the premises transferred will be free from disputes over property rights, claims and debts

If Party A fails to register the property right transfer or disputes over creditor’s rights and debts occur due to Party A’s reasons, Party A shall bear all the responsibilities and shall handle the case in accordance with relevant provisions of Article 14 of this Agreement.Party A shall not be liable for any failure to register the property right of the premises or for any dispute over claims or debts arising out of force majeure or changes in government policies and other third party reasons.

Article 13 Party A undertakes to ensure the normal operation of infrastructure and public supporting buildings

Party A undertakes that the following infrastructure and public supporting buildings directly related to the normal use of the premises shall meet the conditions for use according to the following dates:

1.	Roads, water supply, power supply, drainage and sewage discharge in the Park shall be put into use upon delivery;

2.	Property management shall be in place upon delivery;

3.	Intelligent and telecommunication communication in the park will be put into use upon delivery.

Unless otherwise agreed by both parties or otherwise stipulated by mandatory laws and regulations, Party A shall own the building in which the premises is located and the supporting buildings and buildings within the whole project.

The underground garage of the project belongs to Party A. If Party B needs to use it, it shall go through the procedures in accordance with the property management regulations.

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Article 14 Agreement on the transfer of property rights

After Party B has paid all the house price (in case of overdue payment, Party A shall also pay liquidated damages), Party A shall send a notice to Party B to transfer ownership of the property certificate. Upon receipt of the notice to Party A to transfer ownership of the property certificate (subject to the registered letter sent by Party A to apply for the property certificate), Party B shall timely prepare and submit all relevant materials required for the transfer of property certificate within 15 days.Party A shall complete the transfer procedures of the property right of the house within 6 months after Party B submits all relevant materials required for the transfer of the property certificate, and the relevant fees and taxes shall be paid by both parties in accordance with relevant provisions.If Party A fails to complete the transfer procedures due to Party A’s reasons, it shall be handled separately according to the overdue time (without adding up) :

1. Within 90 days (including 90 days), from the first day of the deadline set forth in this Article to the date on which the transfer procedures are actually completed, Party A shall pay Party B the overdue interest calculated at the one-year loan interest rate (subject to the one-year loan benchmark interest rate published by the People’s Bank of China on the date of the last transfer period) of the price already paid by Party B as liquidated damages, and the Agreement shall continue to perform.

2. Party B shall have the right to rescind the Agreement after the overdue period exceeds 90 days.If Party B rescinds this Agreement, Party A shall refund all the money paid and pay 10% of the total transfer price to Party B as liquidated damages within 15 days after Party B’s notice of rescission arrives.If Party B is willing to continue to perform this Agreement, Party A shall, from the first day of the deadline set forth in this Article to the date on which the transfer procedures are actually completed, pay Party B the corresponding interest of the house price paid by Party B within the overdue period calculated at the one-year loan interest rate (subject to the one-year loan benchmark interest rate published by the People’s Bank of China on the date of the final transfer) as the liquidated damages. The interest penalty shall be limited to 10% of the total transfer price of the house.

The above date of completing the transfer procedure of the property right of the house shall be the date on which the Wuxi New District Property Right Supervision Office accepts the application for the transfer of the property right, except that the property right supervision office decides not to transfer the property right according to law.

Party B undertakes that it shall actively assist Party A or others entrusted by Party A in handling the transfer of the property according to the notice of Party A or its client.Party A shall not bear any responsibility for failure to complete the transfer procedures in time due to Party B’s deliberate delay or failure to provide relevant materials in time.

If Party B rescinds this Agreement, it shall return the premises to Party A in its original condition within 30 days. Party B shall demolish the premises by itself without compensation from Party A. Party B shall pay Party A the occupancy fee during the actual period of use according to the market rent, and Party A shall have the right to directly deduct the occupancy fee from the payment already made by Party B.

Article 15 Warranty Liability

The scope and period of warranty of the building construction project are as follows:

1. Foundation and main structure works, for the reasonable service life of the building stipulated in the design document.

2. Roof waterproof engineering, waterproof requirements of the toilet, room and external wall leakage prevention, for 5 years.

3. Electrical system, water supply and drainage system, equipment installation for 2 years.

Party A may provide Party B with completion acceptance report related to the building.

The above years shall be calculated from the date on which the premises are delivered (including deemed delivered) to Party B for use. If there is any quality problem of the premises within the above warranty scope and period, Party A shall be responsible for the warranty and the expenses shall be borne by Party A. Party B shall be liable for any changes or quality problems arising out of Party B’s responsibility, improper use, past modifications, etc. Party A may arrange repair for Party B after Party B is willing to bear the repair cost, and Party A shall not be liable for any loss or repair cost caused by Party B’s liability.

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Article 16 Party B undertakes to

1. The premises transferred by Party A are used for scientific research only. Party B shall not change the building structure, load-bearing structure, facade and purpose of the premises without authorization.

2. Party B agrees to bring the premises into the unified management of the property management agency entrusted by Party A from the date of delivery (or deemed to be delivery), and comply with the property management regulations, property management service contract and other property management regulations (which have been known to Party B). Party B shall also bear the property management fee, public energy consumption, elevator usage fee, water, electricity, communication and other expenses of the premises.

3. Party B shall not change the internal structure of the house without authorization, and shall not violate the requirements of fire safety during use. Party B’s decoration plan shall be reviewed by the property management company and approved by the relevant functional departments of the government before implementation.

4.Unless otherwise provided in this Agreement and its attachments, Party B shall have the right to share with other rights holders the public parts and facilities associated with the premises during the term of use, and shall undertake the obligations according to the land area and the area shared between the public parts and the public premises.

5. Party B shall not change the nature of the use of the public parts and facilities associated with the premises without authorization.

6. If Party B violates the above provisions of this Article, it shall pay 10% of the total house price to Party A as liquidated damages. If Party A’s actual loss exceeds the liquidated damages paid by Party B, Party B shall make up the difference between the actual loss and the liquidated damages.

7. If Party B uses the transferred premises for business operation (including its own operation or transfer to a third party), it shall first obtain a business license and operate the premises legally according to its regulations. If Party B violates the agreement, Party B will voluntarily accept the punishment of water and power failure imposed by the property management company on its premises until the rectification is completed.

8. Party B agrees to pay the maintenance fund of the premises in due time as required by Party A, and the standard of the initial maintenance fund shall be determined by referring to the premises.

9. Party A owns the naming right of the building in which the House is located and the whole project.

Article 17 In case of breach due to force majeure and other factors beyond the control of both parties, and the party in breach notifies the other party within 15 days after the occurrence of such factors and provides relevant legal certificates issued by the local notarial department, the party in breach is not liable for breach, and both parties may negotiate to extend, modify or terminate this Agreement according to the facts.

Article 18 After this Agreement takes effect, both parties shall pay the duties and fees required for the transfer and use of the premises as stipulated by the state, Jiangsu Province and Wuxi City, and both parties shall pay the duties and fees respectively in time. Otherwise, disputes and losses arising therefrom shall be borne by the party who fails to pay.

Article 19 Any dispute arising from the performance of this Agreement shall be settled by both parties through negotiation. If no agreement can be reached through negotiation, either party may file a lawsuit with the People’s Court of Wuxi New District.

Article 20 Any written notice provided herein shall be sent by registered mail to the contact address provided by the other party herein. If either party changes its contact address, it shall notify the other party in writing within 7 days after the change; otherwise, if the notice is delivered to the original contact address, it shall be deemed to have been delivered. All dates of service shall be postmarked on the registered mail sent.

Article 21 For matters not covered in this agreement, both parties may enter into a supplementary agreement (see Appendix IV of this Contract for details).

Article 22 This Agreement and the appendixes hereto are integral parts of this Agreement and have the same legal effect. The contents of this Agreement and its annexes shall have the same legal effect as the printed text in the blank space.

Article 23 This Agreement together with the attachments is made up of 9 pages in quadruplicate with equal legal effect, with Party A holding three copies and Party B holding one copy.

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Article 24 This Agreement shall come into force upon it being signed and sealed by both parties.

(No contract text is available below)

Party A: (seal)

Wuxi Tianan Wisdom City Real Estate Co., LTD

Legal representative or agent:

(signature)

date of signing:2020/4/21

Party B: (seal)

Jiangsu Huhu Electromechanical Technology Co., LTD

Legal representative or agent:

(signature)

date of signing:
2020/4/21

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Annex I: Floor plan of the premises

Annex 2: Standard of decoration and equipment of the House

1. Public stairs: floor tiles on the first and twelfth floors, floor paint on the second and eleventh floors;Stainless steel stair railing;

Ø cement mortar floor

Ø Solid wood stair banisters

øChrome plated steel pipe railing

2, indoor: rough floor, wall cement mortar painting, not batch putty,

Ø fine stone concrete on the floor

øInner wall putty batch white

3. Exterior wall doors and Windows: high-grade aluminum alloy doors and Windows (hollow double tempered glass)

4, exterior wall: part of the stone curtain wall and high-grade exterior wall paint

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